Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

ContraVir Pharmaceuticals, Inc.

Edison, New Jersey 08837

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 No. 333-202625 and Form S-8 Nos. 333-203867 and 333-215662 of ContraVir Pharmaceuticals, Inc. of our report dated March 23, 2018, relating to the consolidated financial statements, which appears in this Form 10-K. Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Woodbridge, New Jersey

March 23, 2018